AGREEMENT AND PLAN OF MERGER


AGREEMENT AND PLAN OF MERGER dated as of June 4, 2001 ("Agreement"), between Saratoga International Holdings Crop., a Nevada corporation ("Saratoga"), and Agents Wanted.Net, Inc., a State of Washington Corporation hereinafter referred to as "Agents" or "Company".

                                   BACKGROUND

The respective Boards of Directors of Saratoga and Agents have each approved, upon the terms and subject to the conditions set forth in this Agreement, the merger ("Merger") of Agents with and into Saratoga whereby each issued and outstanding share of common stock of Agents not owned directly or indirectly by Agents will be converted into the common stock of Saratoga ("Common Stock") as set forth in Article I.

In consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, Saratoga and Agents hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER

1.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Nevada Corporation Act ("Nevada Statute"), Agents shall be merged with and into Saratoga subject to the conditions set forth in Article VI. Following the Merger, Saratoga shall continue as the surviving corporation ("Surviving Corporation") and shall continue its existence under the laws of the State of Nevada, and the separate corporate existence of Agents shall cease.

1.02 Effective Time. This Agreement shall become effective at such time ("Effective Time") as the conditions set forth in Article VI are satisfied or waived, if permissible.

1.03 Effects of the Merger. The Merger shall have the effects specified in the Nevada Statute. This Plan of Merger is intended to constitute "a plan of reorganization" within the meaning of Section 354 of the Internal Revenue Code, 1986 as amended. Further for federal income tax purposes it is intended that the merger shall qualify as a reorganization as defined in
     Section 368 (a) of the Internal Revenue Code.

1.04 Amendments to Articles of Incorporation  and Bylaws. At the Effective Time,
     (i) the Articles of Incorporation of Saratoga as amended, and as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that Article "I" of the "Certificate of Incorporation of Saratoga International Holdings Corp.", the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is Fortune Credit and Insurance Inc. and the original date of incorporation is June 17, 1996"; (ii) Article VI shall read: "The total authorized capital of the corporation shall be 500,000,000 shares of common stock, par value $0.001 per share and 100,000,000 shares of preferred stock, par value $0.001 per share. The board of directors shall have the authority, without any further approval of the shareholders, to establish the relative rights, preferences and limitations of any class of common or preferred stock. The consideration for the issuance of any shares of capital stock may be paid, in whole or in part, in money, services or other things of value. The judgment of the directors as to the value of the consideration for the shares shall be conclusive. When the payment of the consideration for the shares has been received by the corporation, such shares shall be deemed fully paid and nonassessable", and (iii) the Bylaws of Saratoga as in effect immediately prior to the Effective time shall be the Bylaws of the Surviving Corporation.

1.05 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the persons set forth on Exhibit 1.05 hereto, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by laws.

1.06 Shares. At or prior to the Effective Time, by virtue of the Merger the following events shall occur: (a) Each share of common stock or preferred stock held by Agents as treasury stock shall be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto; (b) Saratoga shall take all necessary corporate action to effectuate a reverse stock split so that the total issued and outstanding Common Stock shall not exceed 4,000,000 shares ("Reverse Stock Split") immediately prior to the issuance of Common Stock as set forth in Section 1.06(c). (c) Saratoga shall arrange delivery of 30,000,000 post reverse stock split common stock ("Common Stock") to effectuate closing of this Agreement and 15,000,000 shares of Class "B" 8% non-cumulative preferred stock ("Preferred Shares"). Features of the Preferred shares shall include
     (1) voting rights of 20 votes for each Preferred share held. (2) convertible by the holder at anytime into Saratoga's common shares at one common share for each Preferred Share held; the common share conversion feature shall be anti-dilutive. These common shares and Preferred Shares to be issued from Saratoga's treasury shall be issued to each of Agents shareholders, as set forth on Exhibit 1.06(c) annexed hereto, in the number of Common Stock shares set forth next to each name.

1.07 Private Placement.

     (a) The Common Stock issued to Agents' shareholders have not been and will not be registered with the Securities and Exchange Commission ("SEC") or the securities commission of any state, including but not limited to Nevada and Washington state, pursuant to an exemption from registration by virtue of Agents' intended compliance with the provisions of Sections 4(2) and 4(6) of the Securities Act of 1933, as amended ("Securities Act"), and the Common Stock will be made available only to "accredited investors" or Company shareholders who have used a "Purchaser representative", as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such exemption limits the number and types of investors to which the offering of Common Stock may be made and restricts subsequent transfers of the Common Stock so offered which also may be restricted by state securities laws. The Common Stock may not be resold or otherwise disposed of by Agents' shareholders unless, in the opinion of counsel to Saratoga, registration under federal and applicable state securities laws is not required or compliance is made with the registration requirements of such laws.


                         ARTICLE II EXCHANGE OF SHARES

2.01 Issuance of Certificates. Promptly after the Effective Time, the Surviving Corporation shall issue to each person set forth on Exhibit 1.06(c) certificates representing the Common Stock and Preferred Shares to be issued to each Agents shareholder and simultaneously each Agents shareholder shall exchange and surrender the certificate representing all of such Agents shareholder's shares in the Company. At the close of business on the day of the Effective Time, the stock ledger of Agents shall be closed.


                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                                    SARATOGA

Saratoga represents and warrants to Agents as of the date of this Agreement and as of the Effective Time as follows:

3.01 Existence; Good Standing. Saratoga is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

3.02 Capitalization. The authorized capital stock of Saratoga prior to the Reverse Stock Split consists of 200,000,000 shares of Common Stock, par value $0.001 ("Common Shares") and 50,000,000 shares of Preferred Stock par value $0.001 ("Preferred Shares"). As of April 30, 2001, there were 121,538,503 shares of Common Stock issued and outstanding including 1,000,000 shares held in escrow pending completion and outcome of Saratoga's claim and related lawsuit against Language Force, Inc. There were 251,838 shares of Preferred Stock issued and outstanding. The Preferred Shares issued and outstanding are 8% cumulative redeemable and convertible into Common Shares as set forth in the provisions thereto. All issued and outstanding shares of Common Stock are duly authorized, validly issued, free of preemptive rights, non-assessable, and, except for the 1,000,000 shares held in escrow, are fully paid. Saratoga has issued common stock options under its Stock Option Incentive Plan and has issued common stock warrants in connection with various transactions. Information as to such options and warrants is set forth in Saratoga's most recent 10-K and 10-Q filings with the SEC, copies of which have been delivered to Agents as set forth in Section 3.05 herein. Except as set forth in this Section 3.02,
     (i) Saratoga is not a party to or bound by any written or oral contract or agreement which grants to any person an option, warrant or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events any shares of or interest in Saratoga, whether or not presently authorized, issued or outstanding, and (ii) there are outstanding (a) no shares of capital stock or other voting securities of Saratoga, (b) no securities of Saratoga or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Saratoga, (c) no options or other rights to acquire from Saratoga or any of its subsidiaries, and no obligation of Saratoga or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Saratoga, and (d) no equity equivalents, interests in the ownership or earnings of Saratoga or any of its subsidiaries or other similar rights. Upon issuance of the Common Stock to Agents' shareholders, such shares of Common Stock shall be duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights.

3.03 Authorization:   Validity  and  Effect  of  Agreements.  Saratoga  has  the
     requisite corporate power and authority to execute and deliver this Agreement. The consummation by Saratoga of the transactions contemplated hereby has been duly authorized by all requisite corporate action and the issuance of the Common Stock to Agents' shareholders is required to be approved by the Board of Directors of Saratoga and such approval was obtained by a meeting of the Board of Directors held on May 17, 2001. This Agreement constitutes the valid and legally binding obligation of Saratoga, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

3.04 No Violation. To the best of Saratoga's knowledge neither the execution and delivery by Saratoga of this Agreement, nor the consummation by Saratoga of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Saratoga (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment of compensation under, or result in the creation of any lien, security interest, charge or encumbrance ("Lien") upon any of the material properties of Saratoga or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise permit, lease, contract, agreement or other instrument, commitment or obligation to which Saratoga or any of Saratoga's subsidiaries is a party, or by which Saratoga or any of Saratoga's subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on the business, results of operations, financial condition or prospects of Saratoga and its subsidiaries taken as a whole ("Saratoga Material Adverse Effect"), or
     (iii) other than the filings required under the Securities Exchange Act of 1934, ("Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of its qualification to do business in other jurisdictions, and the filings contemplated by Section 5.02 of this Agreement (collectively, "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filings or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Saratoga Material Adverse Effect.

3.05 Documents. Saratoga has delivered to Agents the following reports and/or statements:

     Audited financial statements for the year ended October 31, 2000.

     Form 10-K SEC filing for the year ended October 31, 2000.

     Form 10-Q SEC filing for the three month period ended January 31, 2001.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF AGENTS

Agents represents and warrants to Saratoga as of the date of this Agreement and as of the Effective Time as follows:

4.01 Existence; Good Standing; Corporate Authority; Compliance with Law Agents is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The copies of Agents Articles of Incorporation and by laws previously delivered to Saratoga are true and correct and have not since been amended, modified or rescinded.

4.02 Authorization, Validity and Effect of Agreements. Agents has the requisite corporate power and authority to execute and deliver this Agreement, subject to the approval of the Merger by the shareholders of Agents. The consummation by Agents of all transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of Agents, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

4.03 Capitalization.   The  authorized  capital  stock  of  Agents  consists  of
     50,000,000 shares of no par value common stock and no other classes of stock, common or preferred, or other securities. There are 2,000,000 shares of common stock issued and outstanding as of May 15, 2001. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth in Exhibit 4.03 Agents is not a party to or bound by any written or oral contract or agreement which grants to any person an option, warrant or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, any shares of or interest in Agents, whether or not presently authorized, issued or outstanding. Except as set forth in Exhibit 4.03, there are outstanding (i) no shares of capital stock or other voting securities of Agents, (ii) no securities of Agents or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Agents, (iii) no options or other rights to acquire from Agents or any of its subsidiaries, and no obligations of Agents or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Agents, and (iv) no equity equivalents, interest in the ownership or earnings of Agents or any of its subsidiaries or other similar rights. There are no outstanding obligations of Agents or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities of Agents.

4.04 No Violation. Neither the execution and delivery by Agents of this Agreement nor the consummation by Agents of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Agents or its subsidiaries, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment or compensation under, or result in the creation of any Lien upon any of the properties of Agents or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation of which Agents or its subsidiaries is a party, or by which Agents or its subsidiaries or any of their respective properties or assets is bound or affected, except for any of the foregoing matters which, singularly or in the aggregate, would not have a material adverse effect on the business, results of operations, financial condition or prospects of Agents ("Agents Material Adverse Effect"); (iii) other than the Regulatory filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have an Agents Material Adverse Effect, as defined in Section 7.01(c) below, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Agents, any of its subsidiaries or any of their assets, except for violations which in the aggregate would not have an Agents Material Adverse Effect or materially adversely affect the ability of Agents to consummate the Merger.


                                    ARTICLE V
                                    COVENANTS

5.01 Conduct of Business. From and after the date of this Agreement until the Merger is affected or this Agreement is terminated, unless Saratoga has consented in writing thereto, Agents, and, with respect to (e) and (f) below, Saratoga and Agents:

     (a) Shall, and shall cause its subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (b) Shall use reasonable efforts, and shall cause its subsidiaries to use reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

     (c)  Shall confer on a regular  basis with one or more  representatives  of
          Saratoga  to  report  operational   matters  of  materiality  and  any
          proposals to engage in material transactions;

     (d)  Shall not amend its Articles of Incorporation or By Laws;

     (e) Shall promptly notify the other parties hereto of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

     (f) Shall promptly deliver to the other parties hereto true and correct copies of any report, statement or schedule filed with or delivered to the SEC, any other Governmental entity (other than routine corporate tax and other filings in the ordinary course of business) or any shareholder of Agents or Saratoga, as the case may be, subsequent to the date of this Agreement;

     (g) Shall not (i) issue, sell or pledge, or agree to issue, sell or pledge, any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof,
          (ii) grant, confer or award any option, warrant, conversion, right or other right to acquire any shares of its capital stock or grant any right to convert or exchange any securities of Agents for Common Stock, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, other than in the ordinary course of Agents' business, (iv) adopt any new employee benefit plan, other than in the ordinary course of Agents' business (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, other than in the ordinary course of business, except, in each case, for changes which are less favorable to participants in such plans or as may be required by applicable law, or
          (v) amend any Officer Employment Agreement or increase any compensation payable under such Agreements to an Officer.

     (h) Shall not (i) except in the normal course of business as consistent with prior practice, declare, set aside or pay any dividend (whether in cash, stock or property) or make any other distribution or payment with respect to any shares of its capital stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for any such action;

     (i) Shall not, and shall not permit its subsidiaries to (i) sell, lease or otherwise dispose of any assets of Agents or its subsidiaries (including capital stock) which are of a material amount, individually or in the aggregate, or (ii) make any acquisition, by means of merger or otherwise, of any assets or securities which are of a material amount, individually or in the aggregate; and

     (j) Shall not, and shall not permit its subsidiaries to, agree in writing to take or otherwise take (i) any of the foregoing actions or (ii) any action which would make any representation or warranty of Agents herein untrue or incorrect.

5.02 Filings; Other Action. Subject to the terms and conditions herein provided, Agents and Saratoga shall: (i) promptly make their respective filings and thereafter make any other required submissions to the SEC with respect to the Merger if required; (ii) use all reasonable efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and other jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (iii) use best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Saratoga and Agents shall use best efforts to take all such necessary action.

5.03 Due Diligence Review. From the date hereof to the Effective Time, each of Saratoga and Agents shall allow their respective designated officers, attorneys, accountants and other representatives, as the case may be, access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Saratoga, Agents and their subsidiaries.

For the purpose of conducing their respective due diligence investigations, each party will make available to the other for examination and reproduction all documents and data of every kind and character relating to this Agreement and the transactions contemplated hereby, in possession or control of, or subject to reasonable access by either party. All such due diligence investigation shall be completed and each party shall notify the other in writing of the satisfaction or removal of this due diligence review condition on or prior to the Effective time.

Upon mutual agreement of the parties, additional time may be allowed to complete such due diligence investigation. Should a party ("Reviewing Party") become aware of any information during its due diligence investigation which, in the opinion of the Reviewing Party, could have material adverse impact on this Agreement and/or the transactions contemplated hereby, the Reviewing Party shall immediately notify the other party ("Receiving Party") in writing of such information and the concerns which such information has caused. The Receiving Party shall have a reasonable time to respond to those concerns. In the event that the concerns cannot be resolved to the satisfaction of the Reviewing Party, the Reviewing Party shall have the right to terminate this Agreement without further liability hereunder. Each party shall bear the costs and expenses of its own due diligence investigation hereunder, including the fees and expenses of professional advisors.

5.04 Indemnification.

     (a) (i)   After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted, indemnify, defend and hold harmless the present and former directors and officers of Saratoga and Agents and any subsidiaries and their respective heirs, executors, administrators and legal representatives (individually, an "Indemnified Party" and, collectively, the
               "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement (collectively "Losses")). In connection with the foregoing obligations from and after the Effective Time, the Surviving Corporation, shall bear the cost of expenses incurred in defending against any claim, action, suit, proceeding or investigation arising out of any alleged acts or omissions occurring on or prior to the Effective Time (including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement), as incurred to the fullest extent permitted under applicable law. All rights to indemnification, including provisions relating to advances, expenses and exculpation of director liability, existing in favor of the Indemnified Parties as provided in Saratoga's or Agents' Articles of Incorporation and Bylaws, as in effect as of the date of this Agreement, with respect to matters occurring through the Effective Time, will survive the Effective Time and will continue in full force and effect.

          (ii) Any Indemnified Party will promptly notify the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section (a "Third Party Claim"). In the event of any such Third Party Claim, (x) within twenty (20) days of receipt of such notice, the Surviving Corporation will have the right to assume the defense thereof, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, acceptable to such Indemnified Parties, as the expense of the Indemnifying Party if the named parties to any such proceeding include both the Indemnified Party and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, and each Indemnified Party will have the right to retain a separate counsel, acceptable to such Indemnified Party, at the expense of the Indemnifying Party, if representation of such Indemnified Party and the other Indemnified Parties as a group would be inappropriate due to a conflict of interest between them and (y) the Indemnified Parties will cooperate in the defense of any such matter. If the Surviving Corporation fails to take action within twenty (20) days as set forth in (x) above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as a Loss. The Surviving Corporation will not be liable for any settlement affected without its prior written consent, unless it has failed to take action within the twenty (20) day period after receipt of notice as set forth above. Notwithstanding the foregoing, the Surviving Corporation will not have any obligation under this
               Section 5.04 to indemnify an Indemnified Party when and if a court of competent jurisdiction ultimately determines and such determination becomes final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (b) The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.04.

     (c) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Articles of Incorporation or Bylaws of Saratoga, under the Nevada Statute or otherwise. The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties and will be binding on all successors and assigns of the Surviving Corporation.

5.05 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

5.06 Expenses.  Whether or not the Merger is consummated,  except as provided in
     Section 7.02 hereof or as provided otherwise herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.07 Consent of Agents Shareholders. Agents shall submit the Merger to the shareholders of the Company for their consideration in accordance with Chapter 23B.11 of the Washington State Business Corporation Act and other provisions of applicable law, and obtain the consent of its shareholders. Agents shall notify Saratoga in writing that the consent of the shareholders has been obtained, and shall set forth the names of any dissenting shareholders at least one (1) day prior to the Effective Time.

5.08 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter Agents and Saratoga shall, subject to their respective legal obligations (including requirements of the Nasdaq National Market, stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with Nasdaq National Market, or any national securities exchange with respect thereto.

5.09 Best Efforts to Close. The parties hereto agree to use their best efforts to close the transactions contemplated hereby by July 6, 2001.


                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION
                                  OF THE MERGER

6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

     (a) This Agreement shall have been approved by the affirmative vote of the shareholders of Agents by the requisite vote in accordance with applicable law;

     (b) No statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of prohibiting the consummation of the Merger; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

     (c) This Agreement shall have been approved by the Board of Directors of Agents and the affirmative vote of the shareholders of Agents by the requisite vote in accordance with applicable law, if required, and by the Board of Directors of Saratoga by resolution in accordance with applicable law. Each of the consents and resolutions shall have been obtained and set forth on Exhibits 6.01(c), 6.01(c)(i) and 6.01(c)(ii) annexed hereto.

     (d) Agents, on or before the Effective Time, shall have completed the issuance of its Convertible Debentures ("Debentures") in the face amount of $1,000,000 to ____________________, a Colorado limited liability company, upon the terms and conditions set forth in the Subscription Agreement and other documentation relating to the issuance of the Debentures. Subject to and upon the Effective Time of this Agreement, Saratoga agrees to assume the liabilities and obligation to pay principal and interest on the Debentures. On or prior to the Effective Time, Agents shall secure, in writing, from all of the holders of the Debentures, their consent to Saratoga's assumption of Agents' liability and obligations under the Debentures.

     (e) On or prior to the Effective Date, Saratoga shall have completed the spin-off of its wholly-owned subsidiary, Saratoga Telecom Corp. ("STC") to its shareholders of record at a time effective prior to the issuance of shares to Agents shareholders set forth in Article 1.06 of this Agreement. Approximately $500,000 of Saratoga's obligation to its debenture holders shall be transferred to STC on or prior to the effective date of the spin-off.

     (f) A Consulting Agreement between Saratoga and Coast Northwest Management LLC or its principals shall have been executed, a copy of which is annexed to this Agreement as Exhibit 6.01(f). This Consulting Agreement shall become an obligation of the Surviving Corporation.

     (g) Effective with and subject to the closing of this Agreement set forth in Article 7.01 to this Agreement, Messrs. Patrick F. Charles and Terrence K. Picken shall agree to cancel and terminate their respective Employment Agreements with Saratoga dated effective as of October 1, 1999.

     (h) Agents shall deliver the legal opinion of its general counsel, substantially in the form annexed hereto as Exhibit 6.01(h) and Saratoga shall deliver the legal opinion of its counsel, substantially in the form annexed hereto as Exhibit 6.01(h)(1).

     (i) Each party shall have completed its due diligence review and notified the other in writing of the satisfaction or removal of the due diligence review condition in accordance with Article 5.03 of this Agreement.

                                   ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

7.01 Closing and Termination. Except as otherwise set forth in this Section 7.01, this Agreement shall close by no later than 11:59 p.m. Seattle, Washington, July 6, 2001, ("Closing Date") provided that either party may extend this Agreement for an additional seven (7) day period by written notice to the other party prior to the Closing Date. This Agreement shall terminate if not closed by 11:59 p.m., Seattle, Washington, July 13, 2001. Notwithstanding the foregoing and/or the approval of this Agreement by the shareholders of Agents, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective
     Time:

     (a) By mutual written consent, duly authorized by their respective Boards of Directors, by Saratoga and Agents;

     (b)  By either Saratoga or Agents

          (i) if any court of competent jurisdiction or any other governmental body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise permanently prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

          (ii) if, upon a vote at a duly held meeting or upon any adjournment thereof, the shareholders of Agents shall have failed to give any required approvals; or

     (c) By Saratoga if Agents shall have breached any of its representations and warranties or covenants contained herein and if such breach or breaches, either individually or in the aggregate, will have, or are reasonably likely to have, an Agents Material Adverse Effect as defined in Section 4.04 unless, in the case of a breach of covenant, such failure to perform has been caused by a breach of this Agreement by Saratoga.

     (d) By Agents if Saratoga shall have breached any of its representations and warranties and such breach or breaches, either individually or in the aggregate, will have, or are reasonably likely to have, a Saratoga Material Adverse Effect, as defined in Section 3.04, or if Saratoga shall have breached in any material respect any of its covenants contained herein, unless, in the case of a breach of any covenant, such failure to perform has been caused by a breach of this Agreement by Agents;

7.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01, this Agreement, except for the obligations of the parties pursuant to this Section 7.02 and the provisions of Section 5.06, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders; provided that nothing in this Section 7.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

7.03 Amendment. To the extent permitted by applicable law, this Agreement may be amended by the parties, at any time before or after approval of this Agreement and the merger by the shareholders of Agents but, after any such shareholder approval, no amendment shall be made that by law requires further approval of such shareholders without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party, or (iii) subject to the terms hereof, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of a party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of those rights.

7.05 Procedure for Closing, Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require (a) in the case of Saratoga, action by its Board of Directors or the duly authorized designee of its Board of Directors and (b) in the case of Agents, action by its Board of Directors.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.01 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to be only conditions to the Merger and shall not survive the Merger, provided, however, that the representations and warranties contained in Section 1.07, and in this Article VIII shall survive the Merger.

8.02 Assignment, Binding Effect; Benefit; Entire Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assign any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

8.03 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision, clause, section or port of this Agreement is so broad as to be unenforceable, the provision, clause, section or part shall be interpreted to be only so broad as is enforceable, and all other provisions, clauses, sections or parts of this Agreement which can be effective without such unenforceable provision, clause, section or part shall, nevertheless, remain in full force and effect.

8.04 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  If to Agents, to

                  Agents Wanted.net, Inc.
                  Fred McGee, President 10655 NE 4th Street, Suite #400 Bellevue, WA 98004 FAX (425) 688-9034

                  If to Saratoga, to

                  Saratoga International Holdings Corp.
                  8756 122nd Avenue NE
                  Kirkland, WA  98033
                  Attn:  Pat Charles, President
                  Fax:  425-827-2216

                  With a copy to:

                  Robert C. Laskowski
                  Attorney At Law
                  S.W.  Fifth Avenue, Suite 1300
                  Portland, OR  97204-1151
                  Fax:  503-226-6278

     or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date it is telecommunicated, personally delivered or mailed.

8.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflict of laws.

8.06 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled under the Arbitration Rules of the State of Nevada.

8.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.08 Counterparts and Facsimile Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each of which may be signed by less than all of the parities hereto, but together all such copies shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

8.09 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

     (a) "Affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

     (b) "Control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

     (c) "Person" means a natural person, company, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     (d) "Subsidiary" of any person means a person in which such first referenced person owns directly or indirectly an amount of the voting securities, other voting ownership or voting partnership interest which is sufficient to elect at least a majority of its Board of directors or other governing body (or, if there are no such voting interest, owns directly or indirectly 50% or more of the equity interest).

8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in the Agreement. The waiver by any party hereto to a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

8.11 Incorporation of Exhibits. All Exhibits and annexes attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

8.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

                      SARATOGA INTERNATIONAL HOLDINGS CORP.

                      By: /s/ Patrick F. Charles
                         -------------------------------------
                         Patrick F. Charles, President and CEO


                      AGENTS WANTED.NET, INC.

                      By: /s/ Fred McGee
                         --------------------------------------
                         Fred McGee, President